                                                                    EXHIBIT 10.1





                               GUARANTEE AND AGREEMENT



         GUARANTEE AND AGREEMENT, dated as of August 5, 1997, between VISUAL EDGE SYSTEMS INC., a Delaware corporation ("VES"), and CADILLAC MOTOR CAR DIVISION OF GENERAL MOTORS CORPORATION, a Delaware corporation ("Cadillac").

                                       RECITALS

         WHEREAS, Cadillac desires to implement a test drive program in which Cadillac Dealers nationwide will have the opportunity to invite potential customers to take a "personalized golf lesson with Greg Norman" if they test drive a new Cadillac (the "Test Drive Program"); and

         WHEREAS, Cadillac desires that VES provide, and VES is willing to provide, certain services relating to the production of Greg Norman personalized video golf lessons in connection with the Test Drive Program on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         SECTION 1. DEFINITIONS. The following terms shall have the meanings set forth below. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

    "CADILLAC" means Cadillac Motor Car Division, a Division of General Motors Corporation.

    "CADILLAC DEALERS" means an independent automotive dealer that sells Cadillac automobiles that is in a state that is serviced by VES in accordance with Schedule II.


    "CDMA" means the Cadillac Dealers Marketing Association, a regional group of independent Cadillac dealers.

    "EVENT DAY" means any day on which VES vans have been scheduled to appear at a Participating Dealership in connection with the Test Drive Program, and that is no longer than the time it takes to complete up to 150 instruction tapes, including videotaping and production time.

                                                                       AGREEMENT


    "FLORIDA/NEW YORK TEST" shall have the meaning set forth in Section
4(b)(i).

    "FLORIDA STATE TEST" shall have the meaning set forth in Section 4(b)(ii).

    "GREG NORMAN APPEARANCE" shall have the meaning set forth in Section 2(e).

    "MARKETING MATERIAL" shall have the meaning set forth in Schedule III hereto.

    "MINIMUM GUARANTEES" shall have the meaning set forth in Section 3(c).

    "PARTICIPATING DEALERSHIP" means any Cadillac Dealer participating in the Test Drive Program.

    "PRODUCT" shall mean a ONE-ON-ONE WITH GREG NORMAN personalized videotape golf lesson of approximately 45 minutes.

    "SERVICES" shall have the meaning set forth in Schedule I hereto.

    "TERM" shall have the meaning set forth in Section 4.

    "TERRITORY" means the continental United States.

    "TEST DRIVE PROGRAM" shall have the meaning set forth in the recitals hereto.


         SECTION 2.   EXCLUSIVITY; PRODUCT AND SERVICES

         (a) EXCLUSIVE NATURE. During the Term of this Agreement and in the Territory, subject to the terms of the Services set forth in Schedule I hereto, VES shall not itself or through others directly or indirectly sell or provide (or cause to be sold or provided) the Product in automotive dealership of any other automobile manufacturer; PROVIDED that VES may provide the Product to any automobile manufacturer in connection with non-dealership events, including, but not limited to, events taking place on golf courses, as well as charity tournaments, sales meetings, trade shows, conventions and corporate outings. At its option, Cadillac may permit VES to provide the Product to the dealerships of other General Motors divisions.

         (b) PRODUCT AND SERVICES. During the Term (defined below), VES shall provide to Cadillac the Product and the Services described in Schedule I hereof; PROVIDED that VES shall not be obligated to provide any Services that would be in contravention of law.

                                                                       AGREEMENT

         (c)  SCHEDULING.    Cadillac, CDMA or a Cadillac Dealer must advise
VES of its intention to use the Services no less than sixty (60) days prior to the requested Event Day(s). VES will use its best efforts to accommodate the Scheduling Party (as defined below) within its schedule.

         (d) QUALITY. The Services to be provided hereunder shall be consistent in kind and quality with those customarily provided by VES.

         (e) GREG NORMAN APPEARANCE. Upon the completion of the Florida/New York Test and the Florida State Test and if Cadillac has not elected to terminate this Agreement under Section 4(b)(iii) and is otherwise in compliance with the terms and conditions of this Agreement (including, if applicable, the payment of the Minimum Guarantee provided for in Section 3(c)), VES will create an annual event at which VES will make Greg Norman available to play a round of golf at The Medalist Golf Course in Hobe Sound, Florida with an individual designated by Cadillac. Such individual will receive an all expenses paid trip, including airfare, hotel accommodations, a Cadillac courtesy car (to be supplied by Cadillac), photo session, souvenirs, lunch and an 18-hole round of golf with Greg Norman in person to be paid by VES; the itinerary and logistics will be determined by VES. Cadillac must notify VES by each of December 31, 1998, 1999 and 2000 of the name of the designated individual, and VES shall notify Cadillac of the date scheduled for the Greg Norman Appearance by no later than January 31 of the next succeeding calendar year. The Greg Norman Appearance date shall be no later than October 31 of each such year. Notwithstanding VES's confirmation and approval of Mr. Norman's availability on such a date as shall have been earlier given, if Mr. Norman's illness or injury prevents his performing services on the actual designated Greg Norman Appearance, VES shall use its reasonable efforts to reschedule the Greg Norman Appearance as soon as possible thereafter. In such event, VES shall not be responsible for any costs or expenses incurred by Cadillac in connection therewith.

         (f) EXTENT OF SERVICES. VES shall use its reasonable efforts to provide the Services to all Cadillac Dealers, subject to the availability and location in the United States of VES personnel, vans and other equipment and in accordance with the scheduling guidelines set forth herein. As VES expands its fleet of vans to states other than those listed in Schedule II, it will notify Cadillac quarterly by delivering an updated Schedule II, listing the states with VES vans and information regarding availability and other factors limiting the availability of Services. Each such expansion to additional states shall increase the aggregate number of Event Days per Cadillac Dealer per calendar year included in the Minimum Guarantee referred to in Section 3(c).

         SECTION 3.  FINANCIAL ARRANGEMENTS.

                                                                       AGREEMENT

         (a) BILLED PARTIES. The party that schedules an Event Day (a "Scheduling Party") shall be the party that is billed for such Event Day. A Scheduling Party may include Cadillac, a Participating Dealer, CDMA, or other General Motors divisions, their dealers or DMAs.

         (b) FEES. The Scheduling Party will pay VES fees for each Event Day conducted during the periods described below as follows:

                   Time Period                        Amount Per Event Day
                   -----------                        --------------------

Through December 31, 1998                                  $5,000

January 1, 1999 through December 31, 1999                  $5,300

January 1, 2000 through December 31, 2000                  $5,625

         (c) CADILLAC GUARANTEE. For the time period from the execution of this contract to December 31, 1998, Cadillac (together with the CDMAs and Participating Dealerships) guarantees to purchase a total of 1,500 Event Days from VES. Throughout the Term, VES shall notify Cadillac on a monthly basis of the number of Event Days conducted and scheduled to date. No later than August 31, 1998, VES shall notify Cadillac as to whether the guaranteed number of Event Days is scheduled to be conducted during the period. If 1,500 Event Days (unless such number is reduced in accordance with Section 13) are not scheduled and conducted by December 31, 1998, VES shall, on January 1, 1999, be entitled to invoice Cadillac for the difference between the guaranteed 1,500 Event Days and the actual number of Event Days conducted during the period at a rate of $5,000.00 per Event Day. Payment of such invoice shall be due no later than March 31, 1999.

         For January 1, 1999 to December 31, 1999, Cadillac (together with the CDMAs and Participating Dealerships) guarantees to purchase a total of 2,500 Event Days from VES. Throughout the Term, VES shall notify Cadillac on a monthly basis of the number of Event Days conducted and scheduled to date for calendar year 1999. No later than August 31, 1999, VES shall notify Cadillac as to whether the guaranteed number of Event Days is scheduled to be conducted during the calendar year 1999. If 2,500 Event Days (unless such number is reduced in accordance with Section 13) are not scheduled and conducted in calendar year 1999, VES shall, on January 1, 2000, be entitled to invoice Cadillac for the difference between the guaranteed 2,500 Event Days and the actual number of Event Days conducted during the period at a rate of $5,300.00 per Event Day. Payment of such invoice shall be due no later than March 31, 2000.

         For January 1, 2000 to December 31, 2000, Cadillac (together with the CDMAs and Participating Dealerships) guarantees to purchase a total of 2,500 Event Days from VES.

                                                                       AGREEMENT

Throughout the Term, VES shall notify Cadillac on a monthly basis of the number of Event Days conducted and scheduled to date for calendar year 2000. No later than August 31, 2000, VES shall notify Cadillac as to whether the guaranteed number of Event Days is scheduled to be conducted during the calendar year 2000. If 2,500 Event Days (unless such number is reduced in accordance with Section
13) are not scheduled and conducted in calendar year 2000, VES shall, on January 1, 2001, be entitled to invoice Cadillac for the difference between the guaranteed 2,500 Event Days and the actual number of Event Days conducted during the period at a rate of $5,625.00 per Event Day. Payment of such invoice shall be due no later than March 31, 2001.

         (d) EXPENSES. Travel, lodging and similar costs and expenses of VES employees and third parties performing the Services shall be borne by VES.

         (e)  PAYMENTS.  During the Term, VES will invoice the  Scheduling
Party for fees payable hereunder prior to the Event Day scheduled. All invoices are due and payable within thirty (30) days after each Event Day. Any additional charges are due and payable upon presentation.

         (f) PROGRAM MANAGEMENT. VES agrees that it will hire an event management firm or individuals to be approved by Cadillac to coordinate the services of VES and Cadillac's dealers.

         (g) THIRD PARTIES. VES will have the right to retain third parties to provide services on its behalf from time to time, in accordance with VES's customary practice in the ordinary course of business. The use by VES of any such third party will not be subject to approval by Cadillac; PROVIDED that if requested by Cadillac, VES will keep Cadillac advised quarterly regarding any significant use of such third parties. VES shall be responsible for the payment of any fees and expenses of third parties retained by VES.

         SECTION 4.  TERM.

         (a) TERM. This Agreement shall continue in effect until December 31, 2000, unless terminated in accordance with Section 4(b) or 4(c) below (the "Term"); PROVIDED that if Cadillac desires to terminate this Agreement as of December 31, 1998, Cadillac must notify VES of its intention to terminate this Agreement on or before June 30, 1998 and Cadillac shall be responsible for the payment of the Minimum Guarantee for the calendar years 1997 and 1998.

         (b) SPECIAL TERMINATION. The parties agree that VES shall perform test events as follows:

                                                                       AGREEMENT

              (i) FLORIDA/NEW YORK TEST: Three Cadillac dealerships in Florida and one in New York will test the Test Drive Program provided by VES hereunder to identify the most effective method of properly servicing Cadillac Dealers (the "Florida/New York Test"). Such test shall commence as soon as practicable and be completed no later than October 15, 1997. Cadillac will promptly pay to VES the cost of the Florida/New York Test, which shall equal $20,000 (representing the aggregate cost of four Event
    Days).

              (ii) FLORIDA STATE TEST: Upon completion of the Florida/New York Test, Cadillac shall launch the Test Drive Program with the Florida CDMA for Cadillac dealerships in Florida (the "Florida State Test") by no later than December 31, 1997. Cadillac will promptly pay to VES the cost of the Florida State Test, which shall equal the number of Event Days conducted by the Cadillac dealerships in Florida multiplied by the rate of $5,000 per Event Day.

              (iii) TERMINATION. In the event that Cadillac finds that (i) the Florida/New York Test has demonstrated that the Services may not be satisfactorily integrated into its dealers' business, it may elect to terminate the Term by providing notice to VES no later than October 31, 1997, or (ii) the Florida State Test has not been satisfactory, it may elect to terminate the Term by providing notice to VES no later than January 31, 1998, each such notice to specify that it is a notice of special termination hereunder. In such event Cadillac shall thereafter have no further obligations to order Services under Section 2 and this Agreement shall be deemed null and void.

         (c) NON-PAYMENT. In the event that Cadillac has failed to make the payment of any Minimum Guarantee, as required under Section 3, and Cadillac has not cured such failure within fifteen (15) days after receipt of written notice from VES, VES may terminate this Agreement by notice to Cadillac at least fifteen (15) days prior to the effective date of termination.

         SECTION 5.  INDEPENDENT CONTRACTOR.

         (a) SELECTION OF EMPLOYEES. VES shall select the VES employees and third parties to provide Services hereunder on a basis consistent with its normal practice, and such individuals shall not be deemed to be employees of Cadillac or any of its subsidiaries. All work performed hereunder by VES shall be performed by VES as an independent contractor.

         (b) NO JOINT VENTURE. Notwithstanding anything herein to the contrary, no partnership or joint venture has been created in or by this Agreement or as a result of the provision of Services hereunder.

                                                                       AGREEMENT

         SECTION 6. TRADEMARKS. It is expressly agreed by the parties that Cadillac shall not acquire any rights to any of VES's proprietary information (whether owned or licensed), including, but not limited to, its software, technology, concepts, the "ONE-ON-ONE WITH GREG NORMAN" trade name or other trade names, or other intellectual property, and that VES shall not acquire any rights to any Cadillac trade names or trademarks or other intellectual property pursuant to this Agreement. Each party agrees that it will obtain prior written approval before using the other's trade names, trademarks or other intellectual property.

         SECTION 7. AMENDMENT. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

         SECTION 8. NOTICES. All notices and other written communications hereunder shall be in writing and shall be delivered personally against written receipt, by a nationally recognized overnight courier service or by prepaid, registered or certified mail, return receipt requested, to the following persons and addresses (or to such other persons or addresses as any party may request by notice to the other parties):

    If to VES:          Visual Edge Systems Inc.
                        24-24 North Federal Highway
                        Suite 100
                        Boca Raton, Florida  33431
                        Attention:  Mr. Earl Takefman

    With a copy to:     Morgan, Lewis & Bockius LLP
                        101 Park Avenue
                        New York, New York  10178
                        Attention:  David W. Pollak, Esq.


    If to Cadillac:     Cadillac Motor Car Division
                        30009 Van Dyke
                        Warren, MI
                        Attention:  Mr. Steven Hill

    With a copy to:     DMB&B
                        3310 W. Big Beaver
                        P.O. Box 5012
                        Troy, MI 48007-5012
                        Attention:  Mr. Gust Kouvaris

                                                                       AGREEMENT

         SECTION 9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without giving effect (to the fullest extent permitted by law) to any choice of law rule that would cause the application of the laws of any other jurisdiction.

         SECTION 10. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         SECTION 11. ARBITRATION. Any dispute or controversy arising under this Agreement and relating to an amount in dispute of less than $100,000, which cannot be settled amicably by the parties, shall be referred to a single arbitrator to be chosen by the rules of the American Arbitration Association and the arbitration shall be conducted in New York, New York in accordance with the applicable rules and procedures of the American Arbitration Association. The arbitrator's decision shall be in writing, shall be final and shall be binding upon the parties.

         SECTION 12. SCHEDULES. The Schedules to this Agreement are deemed a part of this Agreement and are subject to all of the provisions herein.

         SECTION 13. FORCE MAJEURE. Any delay or failure of either party to perform its obligations hereunder shall be excused to the extent that it is caused by an event or occurrence beyond its reasonable control, such as, by way of example and not by way of limitation, acts of God, actions by governmental authority (whether valid or invalid), fires, floods, windstorms, explosions, riots, natural disasters, wars, sabotage or labor problems; PROVIDED the party claiming force majeure promptly notifies the other party of the event of force majeure, the anticipated duration of the event of force majeure, and the steps being taken to remedy the failure.

         SECTION 14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument, and all signatories need not appear on any one counterpart.





                     [Remainder of page intentionally left blank]

                                                                       AGREEMENT


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                         VISUAL EDGE SYSTEMS INC.



                         By: /s/ Earl Takefman
                            ---------------------------
                             Earl Takefman
                             Chief Executive Officer
                         Date: 8/5/97


                         CADILLAC MOTOR CAR DIVISION OF
                            GENERAL MOTORS CORPORATION



                         By: /s/ Steve Hill
                            ---------------------------
                               Steve Hill
                         Date: 8/5/97

                                                                       AGREEMENT


                                      SCHEDULE I

                        DESCRIPTION OF SERVICES TO BE PROVIDED


    On the agreed upon Event Day, VES will arrive 2 hours prior to the scheduled time for set up purposes. VES shall provide the following services to the Participating Dealer:

    1.   The Marketing Material as listed in Schedule III.

    2. The ONE-ON-ONE WITH GREG NORMAN van, trailer and all hardware and software needed to execute the Product.

    3. Two VES employees to videotape Cadillac participants and execute the Product.

    4. An indoor hitting cage (if indoors) which requires a floor area of 20' x 20' and 12' high.

    An Event Day shall consist of the time it takes (excluding set-up time) to complete up to 150 instruction tapes, including video taping and production time, for the fee detailed in Section 3(b).

    Each Participating Dealer shall receive up to a maximum of 150 videotapes of the Product per Event Day. Additional videotapes may be purchased for $25.00 per tape.

                                                                       AGREEMENT

                                     SCHEDULE II

                             STATES COVERED BY VES VANS
                            AND NUMBER OF VANS PER STATE
                                 AS OF JULY 31, 1997


              STATES                             NUMBER OF VANS
              ------                             --------------
              Arizona                                 1
              California                              2
              Connecticut                             1
              Delaware                                1
              Florida                                 3
              Georgia                                 1
              Illinois                                1
              Maryland                                1
              Massachusetts                           1
              Michigan                                1
              Nevada                                  1
              New Jersey                              1
              New York                                1
              Pennsylvania                            1
              Rhode Island                            1
              South Carolina                          1
              Texas                                   1
              Virginia                                1
              West Virginia                           1

                                                                       AGREEMENT


                                     SCHEDULE III

                  DESCRIPTION OF MARKETING MATERIALS TO BE PROVIDED



MARKETING MATERIALS:    VES will provide marketing materials to each
Participating Dealership to be used in the Test Drive Program. Such marketing materials shall include for each Event Day::

    (i)     1,000 direct mail invitations plus envelopes,
    (ii) creative approved by Cadillac for print, radio and television advertisements for use by the Participating Dealerships at their option.
    (iii) on-site promotional materials, such as banners and posters in an amount to be mutually agreed upon..
    (iv) a sales video to be given to each Participating Dealership to educate their staff on preparation for an Event Day.
    (v) customized Cadillac videotape sleeves and labels for each video tape provided to a Participating Dealership customer.

All such marketing materials shall be pre-approved by Cadillac. Before finalizing the form of any and all marketing material, VES shall forward to Cadillac a written proposal setting forth: (i) the proposed final form of the material and (ii) the proposed manner in which the material is designed to be used. Cadillac's approval of any such material submitted by VES must be given to VES by Cadillac in writing.